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                    IMMEDIATE



                    Eric Haskell
                    Sr. Vice President and Chief Financial Officer
                    SCT Corporation
                    610-578-5175
                    ehaskell@sctcorp.com
                    http://www.sctcorp.com



                          SCT Announces Stock Buy-Back

MALVERN, Pa., October 7, 1998-Systems & Computer Technology Corp. (SCT) (Nasdaq:
SCTC) today announced that its Board of Directors has authorized a purchase of up to 3,000,000 of its common shares. The shares may be purchased from time to time in the open market or negotiated transactions. The timing of purchases will be based on a variety of factors, including stock price, cash requirements and other market and economic factors. "We believe that at current prices SCT's stock affords an investment opportunity in our own business," said Michael J. Emmi, Chairman and CEO.

The matters discussed in this press release that are forward-looking statements are based on current management expectations that involve risks and uncertainties. Potential risks and uncertainties include without limitation the Company's ability to attract and retain highly skilled technical, managerial, sales, and marketing personnel; continued market acceptance of the Company's products and services; the extent to which demand for the Company's products and services diminish over time as organizations resolve the year 2000 problem; increased expenses which may be incurred by the Company relating to Year 2000 compliance issues; the Company's ability to complete fixed price contracts profitably; the timing of the receipt of software licenses; the timing of services contracts and renewals; general economic conditions; continued competitive and pricing pressures in the marketplace; the Company's ability to develop and market new products and enhancements cost-effectively and on a timely basis; and the risks detailed in the Company's filings with the Securities and Exchange Commission.

SCT, headquartered in Malvern, Pa., is a leading provider of client/server, mission-critical, enterprise software and a series of information technology services for higher education, government, manufacturing & distribution, and utilities. The company provides long-term information and technology solutions and is a recognized leader in outsourcing. SCT has more than 3,400 employees and serves approximately 2,500 clients worldwide. For more information, visit the SCT Web site at http://www.sctcorp.com.

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